UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

June 15, 2015

Date of Report (Date of earliest event reported)

___________________________________________________________

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2015, Acura Pharmaceuticals, Inc. (“we” or the “Company”) and Bayer Healthcare LLC (”Bayer”) entered into a License and Development Agreement made as of June 5, 2015 (the “Agreement”) to: (i) provide Bayer with an exclusive worldwide license to Acura’s Impede® technology for use in an undisclosed methamphetamine resistant pseudoephedrine-containing product (the “Product”) and (ii) jointly develop the Product utilizing our Impede® technology for the U.S. market. The Agreement also grants Bayer first right to negotiate a license to the Impede® technology for certain other products.

We and Bayer will form a joint development committee to coordinate development of the Product. We will be eligible to receive reimbursement of certain of our development costs, success-based development and regulatory milestones payments, and low mid-single digit royalties on net sales of the Product in countries with patent coverage and a reduced royalty elsewhere.

The term of the Agreement with respect to each country expires when royalties are no longer payable with respect to such country. After expiration of the term Bayer retains a license to sell the Product on a royalty free basis. Either party may terminate the Agreement in its entirety if the other party materially breaches the Agreement, subject to an applicable cure period, or in the event the other party makes an assignment for the benefit of creditors, files a petition in bankruptcy or otherwise seeks relief under applicable bankruptcy laws. Bayer may terminate the Agreement immediately prior to completion of our development obligations or at any time upon six (6) months prior written notice thereafter. We may terminate the Agreement with respect to the U.S. if Bayer ceases or suspends development or commercialization of the Product for a certain period of time.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release of the Registrant dated June 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: June 16, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant dated June 16, 2015.